Exhibit (a)(28)

DEUTSCHE DWS INCOME TRUST

Amendment

Statement of Change of Principal Office

The Trustees of Deutsche DWS Income Trust (the “Trust”), acting pursuant to Article VIII, Section 8.3, of the Trust’s Amended and Restated Declaration of Trust, dated June 2, 2008, as amended (the “Declaration”), do hereby amend the “Address of Trust” section of the Addendum to the Declaration, effective immediately, as follows:

The Address of Office Outside of Massachusetts is hereby replaced with the following:

Address of Office Outside of Massachusetts:	875 Third Avenue
New York, New York 10022

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IN WITNESS WHEREOF, the undersigned, being a majority of the Trustees of the Trust, have executed this instrument as of this 22nd day of November 2019.

/s/ John W. Ballantine	/s/ Henry P. Becton, Jr.
John W. Ballantine, Trustee	Henry P. Becton, Jr., Trustee
/s/ Dawn-Marie Driscoll	/s/ Keith R. Fox
Dawn-Marie Driscoll, Trustee	Keith R. Fox, Trustee
/s/ Richard J. Herring	/s/ William McClayton
Richard J. Herring, Trustee	William McClayton, Trustee
/s/ Rebecca W. Rimel	/s/ William N. Searcy, Jr.
Rebecca W. Rimel, Trustee	William N. Searcy, Jr., Trustee
/s/ Jean Gleason Stromberg
Jean Gleason Stromberg, Trustee